Exhibit 10.22

July 24, 2007

John Randle

73 Windsor Road

Brookline, MA 02445

Dear John:

On behalf of CombinatoRx, Incorporated (the “Company”), I am pleased to offer you the position of Senior Vice President, Commercial Development & Senior Program Leader, CRx-102 on the terms provided below. This position will report to Daniel Grau, Chief Operating Officer.

1. Your job responsibilities in this position will include the following:

•

Overall accountability for creating, evaluating, and gaining management approval for the commercial and development strategies for each program within the Company’s portfolio of product candidates and for the portfolio itself

•

Building and managing a team of product leaders who provide cross-functional program leadership and who ensure interdisciplinary input and buy-in into product strategy through rigorous analysis of strategic options.

•

Directing the program leaders in driving the Product Development Teams, creating Integrated Development Plans (including specific ‘stage gate’ plans) across the pre-clinical and clinical portfolio, and monitoring the timely and on-budget adherence to those plans across relevant departments at the Company.

•

Establishing structures and processes for cross-functional coordination and communication to ensure strategic alignment and operational execution, and creating incentive and conflict resolution processes to achieve joint objectives.

•	Identifying, communicating and standardizing best practices for strategy development, integrated development plan creation, and cross-functional performance across the program leader group.

•

Primary responsibility for interfacing with the Company’s Executive Committee on matters relating to the product portfolio and, together with program leaders, providing options analysis and recommendations to the Executive Committee, gaining Executive Committee approval for strategic and operating plans, providing regular progress reports, highlighting and resolving key strategic and/or implementation related issues or challenges.

•	Other appropriate responsibilities as designated by the Company.

2. Effective Date: The effective date of your employment with the Company will be on or about September 4, 2007. Your employment with the Company will be at-will, meaning that, if you accept this offer, you will retain the right to terminate your employment at any time, with or without notice or cause, and the Company will retain the same right. The first 90 days of your employment will be a particularly important period of time during which you will familiarize yourself with the expectations and requirements of this position, and the Company will assess your ability to meet them. During this period we will provide regular feedback to assist both you and us in evaluating your performance. Following successful completion of this 90 day period, you will be considered to be a regular employee.

3. Compensation: In this position, your initial base pay will be $11,458.33, less legally required deductions, (equivalent to $275,000.00 annually), paid twice per month.

You will also be entitled to a signing bonus of $50,000.00, less legally required deductions, which will be paid with your first paycheck. Should you voluntarily cease employment with the Company on or before the first anniversary of your employment start date, you will be responsible for refunding the $50,000.00 signing bonus to the Company within five business days of your cessation of employment. In the event the Company terminates your employment, you will not be required to refund the signing bonus.

Further, in accordance with the Company’s Amended and Restated 2004 Incentive Plan (the “Plan”), and Stock Option Grant Agreement (the “Agreement”), upon approval by the Compensation Committee you are hereby eligible to be granted a Stock Option (the “Option”) to purchase One Hundred Twenty-Five Thousand (125,000) shares of the Company’s Common Stock at an exercise price equal to the fair market value on the date of the grant, which will be your first day of employment. The Option will vest over a four year period, and will be subject to the terms and conditions of the Plan, as amended from time to time, and the Agreement.

Upon recommendation of the President/CEO and based on the Company’s financial and cash position and your contribution to the Company’s achievement of its annual goals, the Company may, in its discretion, award you (i) an annual target performance bonus of thirty (30%) percent of your then annual base compensation and (ii) additional stock option grants. The Company shall decide in its discretion whether to issue any bonus and/or stock options, and whether any bonus paid will be below or above the target amount based on performance.

4. Benefits: As a Company employee, you will be eligible for the Company’s standard benefits package as in effect from time to time. Current benefits include participation in a company sponsored health care plan, dental plan, flexible spending account plan, life insurance, short term disability insurance, and long term disability insurance. You will also be eligible for a Company-matched 401(k) plan upon employment. In addition, you will be entitled to three (3) weeks’ vacation earned on a pro-rata basis and the standard paid holidays observed by the Company. The Company, however, reserves the right to modify, terminate, or replace its employee benefit plans and policies.

5. Change of Control. If a Change of Control (as defined below) occurs and, within two (2) years following such Change of Control, (i) the Company terminates your employment other than for Cause or (ii) you terminate your employment for Good Reason (as defined below) upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason, then, the Company shall cause to become vested on the date of termination 100% of any options granted pursuant to Section 3 hereof or otherwise which remain unvested on that date and you shall be entitled to not less than ninety (90) days following the date of termination to exercise all or any portion of such options.

In the event that it is determined that any payments or benefits provided by the Company to you or for your benefit, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision (“section 4999”), you may elect either to pay such excise tax or to have such payments and benefits reduced to the extent necessary so that he shall not be liable for any such excise tax.

“Cause” for termination means:

(i)	Conviction of a felony;

(ii)	Willful failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities as set forth in your job description.

(iii)	Material breach by you of any provision of this letter, which breach continues or remains uncured after thirty (30) days’ notice setting forth in reasonable detail the nature of such breach; or

(iv)	Material fraudulent conduct by you with respect to the Company.

“Change of Control” means the occurrence hereafter of (i) a sale, merger or consolidation after which securities possessing more than fifty (50%) percent of the total combined voting power of the Company’s outstanding securities have been transferred to or acquired by a Person or Persons different from the Persons who held such

— Page 2 of 3 —

percentage of the total combined voting power immediately prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more Persons (other than a wholly owned subsidiary of the Company or a parent company whose stock ownership after the transaction is the same as the Company’s ownership before the transaction), or (iii) an acquisition, merger or similar transaction or a divestiture of a substantial portion of the Company’s business after which your role is not substantially the same as such role prior to the transaction.

“Good Reason” for termination by you shall mean the material breach by the Company of any of the material provisions of this Agreement, including any reduction in base salary or a material adverse change in your duties, responsibilities and authority after the Change in Control.

6. Employment Eligibility Verification: Please note that all persons employed in the United States are required to complete an Employment Eligibility Verification Form (Form I–9) on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. This offer is contingent upon your ability to verify that you can legally work in the U.S.

7. Competition and Confidentiality: During the term of your employment, you agree that you will not engage in any activity that is directly or indirectly competitive with the Company. Upon your separation from the Company, or at such earlier time requested by the Company, you agree to return to the Company all documents or property relating to the business of the Company and its affiliates, or reproductions of any such documents or property, developed by you or in your possession. The Company hereby acknowledges that you are bound by an Employee Non-Disclosure Agreement, dated April 13, 1999, with Vertex Pharmaceuticals, Inc., which contains a covenant not to compete, a copy of which has been provided to the Company.

8. Inventions Agreement: In connection with your employment, you will be required to sign the Company’s Standard Confidential Information and Inventions Assignment Agreement (the “Invention Agreement”), a copy of which is attached to this Letter Agreement.

Please indicate that you are in agreement with the foregoing by signing one enclosed copy of this Offer Letter and the attached Invention Agreement, and returning these to Ms. Sarah Larson, CombinatoRx, Incorporated, 245 First Street, Sixteenth Floor, Cambridge, MA 02142 no later than July 20, 2007. After this date, this offer will lapse. If you need additional time to respond to this offer, please let us know immediately.

We are all very enthusiastic about you joining us and have the highest expectation of your contributions.

Sincerely,

/s/ Alexis Borisy
Alexis Borisy
President & CEO
CombinatoRx, Incorporated

The within Offer Letter and attached Invention Agreement are hereby acknowledged, accepted and agreed to:

/s/ John Randle	Date: July 26, 2007
NAME

— Page 3 of 3 —